Exhibit 35.1.4

[Letterhead of MidFirst Bank]

February 28, 2008

2007 Annual Statement of Servicer Compliance (Item 1123)

Citigroup Mortgage Loan Trust, Inc. Series 2007-6

(Referred to herein as “Security Agreement”)

The undersigned, a duly authorized officer of MidFirst Bank, as servicer (the “Servicer”), certifies herein certifies as to the following:

1.	All servicing activities and performance of such servicing activities under the Servicing Agreement are performed on behalf of Servicer, by Midland Mortgage Co, as subservicer (the “Subservicer”)

2.

A review of the servicing activities and performance of the Subservicer for the period of September 1, 2007 through December 31, 2007 in accordance with the servicing agreement applicable to the Security Agreement has been conducted under my supervision and Servicer further relies upon the Annual Statement of Subservicer Compliance (Item 1123) provided by the Subservicer.

3.

To the best of my knowledge, and based on such review, the Subservicer has fulfilled all of its obligations under the terms of the Agreement, in all material respects, for the period of September1, 2007 through December 31, 2007. If there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herewith.

Certified By:

/s/ Chris Wertzberger

Chris Wertzberger

1st Vice President